Exhibit 3.1

CORPORATE ACCESS NUMBER: 2012150922

Alberta
BUSINESS CORPORATIONS ACT

CERTIFICATE
OF

AMENDMENT AND REGISTRATION

OF RESTATED ARTICLES

HUNT MINING CORP.
AMENDED ITS ARTICLES ON 2011/06/15.

6/15/2011

Name/Structure Change Alberta Corporation - Registration
Statement

Alberta Amendment Date: 2011/06/15

Service Request Number:	16491966
Corporate Access Number:	2012150922
Legal Entity Name:	HUNT MINING CORP.
French Equivalent Name:
Legal Entity Status:	Active

Alberta Corporation Type:	Named Alberta Corporation
New Legal Entity Name:	HUNT MINING CORP.
New French Equivalent Name:
Nuans Number:	98532227
Nuans Date:	2010/01/29
French Nuans Number:
French Nuans Date:

Share Structure:	SEE ELECTRONIC ATTACHMENT #4
Share Transfers Restrictions:	NO RESTRICTIONS
Number of Directors:
Min Number Of Directors:	3
Max Number Of Directors:	9
Business Restricted To:	NONE
Business Restricted From:	NONE
Other Provisions:	SEE THE OTHER RULES OR PROVISIONS ATTACHMENT.
BCA Section/Subsection:	173(1)(L)(N)

Professional Endorsement
Provided:
Future Dating Required:

Annual Return

File Year	Date Filed
2011	2011/04/06
2010	2010/03/23
2009	2009/02/17

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Attachment

Attachment Type	Microfilm Bar Code	Date Recorded
Share Structure	ELECTRONIC	2006/01/10
Other Rules or Provisions	ELECTRONIC	2006/01/10
Restrictions on Share Transfers	ELECTRONIC	2006/01/10
Share Structure	ELECTRONIC	2009/12/23
Other Rules or Provisions	ELECTRONIC	2011/06/15

Registration Authorized By:	TIM HUNT
DIRECTOR

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OTHER RULES OR PROVISIONS
attached to and forming part of the Articles of
HUNT MINING CORP.

1.  The Corporation has a lien on shares registered in the name o£ a shareholder or the legal representative of a shareholder for any debt of that shareholder to the Corporation.

2.  The board of directors of the Corporation may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

3. Meetings of shareholders of the Corporation may be held outside Alberta.

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Alberta	Articles of Amendment Business Corporations Act Section 29 or 177

1.	Name of Corporation		2. Corporate Access Number
	HUNT MINING CORP.		2012150922

3.	Item number	4 and 6	of the Articles of the above named corporation are amended in accordance

	with Section	173(1)(l) and (n)	of the Business Corporations Act.

The Articles of the Corporation are amended to:

a) increase the minimum number of directors required from 1 to 3; the minimum number of 1 as stated in the Articles be deleted and replaced with 3; and

b)           include the provision that meetings of shareholders of the Corporation may be held outside Alberta; the Other Rules or Provisions attached to the Articles as Electronic Attachment #3 be deleted in its entirety, including any reference thereto, and replaced with, and reference made to, the Other Rules or Provisions attached hereto.

TIM HUNT	Tim Hunt	6-15-11
Authorized Signature	Name of Person Authorizing (please print)	Date

N/A	Director
Identification	Title (please print)
(not-applicable-for-sooleties)

This Information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of information and Protection of Privacy Coordinator for the Alberta Government. Box 3140, Edmonton, Alberta T5J 2G7, (780) 427-7013.

REG3054 (2003105)

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OTHER RULES OR PROVISIONS
attached to and forming part of the Articles of
HUNT MINING CORP.

1.           The Corporation has a lien on shares registered in the name of a shareholder or the legal representative of a shareholder for any debt of that shareholder to the Corporation.

2.           The board of directors of the Corporation may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

3.           Meetings of shareholders of the Corporation may be held outside Alberta.

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Electronic Attachment #4
SINOMAR CAPITAL CORP.

The shares which the Corporation is authorized to issue are:

(a)           an unlimited number of Common shares without nominal or par value with the following rights, privileges, restrictions and conditions:

(i)             to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(ii)            subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to share equally, in the remaining property of the Corporation on liquidation, dissolution or winding-up of the Corporation;

(iii)           subject to the rights of the Preferred shares, the Common shares shall be entitled to receive dividends if, as, and when declared by the Directors of the Corporation; and

(b)           an unlimited number of Preferred shares without nominal or par value (“Preferred shares”) which, as a class, have attached thereto the following:

(i)             the Preferred shares may from time to time be issued in one or more series and subject to the following provisions, and subject to the sending of articles of amendment in prescribed form, and the issuance of a certificate of amendment in respect thereof, the directors may fix from time to time before such issue the number of shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred shares including, without limiting the generality of the foregoing, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption, purchase and/or conversion prices and terms and conditions of redemption, purchase and/or conversion, and any sinking fund or other provisions;

(ii)            the Preferred shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, rank on a parity with the Preferred shares of every other series and be entitled to preference over the common shares and over any other shares of the Corporation ranking junior to the Preferred shares. The Preferred shares of any series may also be given such other preferences, not inconsistent with these articles, over the Common shares and any other shares of the Corporation ranking junior to such Preferred shares as may be fixed in accordance with clause (b)(i);

(iii)           if any cumulative dividends or amounts payable on the return of capital in respect of a series of Preferred shares are not paid in full, all series of Preferred shares shall participate rateably in respect of accumulative dividends and return of capital; and

(iv)           unless the directors otherwise determine in the articles of amendment designating a series, the holder of each share of a series of Preferred shares shall not, except as otherwise specifically provided in the Business Corporations Act (Alberta), be entitled to receive notice of or vote at any meeting of the shareholders.

A series of the Preferred Shares of the Corporation

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are designated as “Preferred Shares, Series 1” (the “Series 1 Shares”), to consist of 20,881,493 shares, and shall have attached thereto the following preferences, rights, privileges, limitations, restrictions and conditions:

Issue Price

The series 1 Shares shall be issued at a price of $0.30 per Series 1 Share (the “Issue Price”).

Non-voting

Unless otherwise required by the Business Corporations Act (Alberta), the holders of the Series 1 Shares shall not be entitled to receive notice of, attend or vote at any meeting of shareholders of the Corporation.

Non-Transferable

The Series 1 Shares shall not be transferable without the consent of the TSX Venture Exchange (the “Exchange”).

Non-Redeemable

The Series 1 Shares shall not be redeemable by the Corporation or by the holder without the consent of the Exchange.

Conversion Rights

The holders of Series 1 Shares shall have the right to convert the series 1 Shares at any time into Common Shares on the basis of one Series 1 Share for one common Share, provided that such conversion shall not result in the Public Float, as defined in the policies of the Exchange, being less than 20% of the total issued Common Shares of the Corporation. The holders of Series 1 Shares desiring to convert such shares into Common Shares shall present the certificate or certificates representing the Series 1 Shares to the Corporation at its registered office together with a written notice exercising their right to convert and shall surrender such certificate or certificates and in exchange therefor shall be entitled to receive from the Corporation a certificate or certificates for the appropriate number of Common Shares calculated on the basis hereinbefore provided. In the event that a part only of the Series 1 Shares represented by any certificate are converted into Common Shares, a new certificate for the balance of the Series 1 Shares not so converted shall be issued by the Corporation.

Adjustment

In the event of the Common Shares being at any time subdivided, consolidated, converted or exchanged for a greater or lesser number of shares of the same or another class or series, appropriate adjustments shall be made in the rights and conditions attached to the Series 1 Shares, so as to preserve in all respects the benefits hereby conferred on the holders of the Series 1 Shares.

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Distribution

Upon the distribution of assets or return of capital in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series 1 shares shall be entitled to receive in priority in any distribution to the holders of the Common Shares and other shares of the Corporation ranking junior to the series 1 Shares, an amount equal to $0.001 per Series 1 Share, and upon such payment, the holders of the Series 1 Shares shall be entitled to receive the remaining property of the Corporation pro-rata with the holders of the Common Shares.

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